Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0430
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports

First Quarter 2014 Financial Results

CAMBRIDGE, MA — May 6, 2014 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA) today reported its financial results for the first quarter ended March 31, 2014.

For the first quarter of 2014, the company reported a net loss of $(27.4) million, or $(0.53) per share, compared to a net loss of $(24.1) million, or $(0.48) per share for the same period in 2013. At March 31, 2014, the company had cash, cash equivalents, and marketable securities (not including restricted cash) of $223.9 million.

“We and Sandoz are continuing to work toward an FDA approval of the M356 ANDA,” said Craig A. Wheeler, President and Chief Executive Officer of Momenta Pharmaceuticals.  “We look forward to providing patients with multiple sclerosis with a high quality, affordable generic alternative for Copaxone®.

“Noting the Supreme Court’s decision to review the Federal Circuit ruling in our generic Copaxone litigation, we continue to believe the Federal Circuit correctly invalidated the patents asserted by Teva, including the ‘808 patent expiring in September, 2015.  During the period the patent is under review, we plan to adjust our operating plans and to maintain our financial flexibility.  We continue to advance a broad portfolio and I am pleased with the progress we are making toward our critical 2014 milestones,” continued Mr. Wheeler.  “We are advancing toward multiple biosimilars development milestones, including a planned regulatory filing of our lead program — M923 — by the end of 2014, and we expect to complete the Part A study of our M402 program in the next several months, with data likely available in the second half of 2014.”

First Quarter Highlights and Recent Events

Complex Generics:

M356, generic version of Copaxone (Glatiramer Acetate Injection)

•                  The ANDA for M356 is under active review by the U.S. FDA. The company and its collaboration partner, Sandoz, are preparing for the potential launch of this generic in 2014, pending U.S. FDA approval.

•                  On March 31, 2014, the Supreme Court of the United States granted Teva’s request for certiorari in our generic Copaxone patent litigation. The Supreme Court will likely hear the case in the fourth quarter of 2014.

•                  On April 18, 2014, Chief Justice John Roberts denied Teva’s request for a stay of the CAFC ruling; Teva sought to prohibit the introduction of an FDA-approved generic Copaxone prior to the Supreme Court resolution of the case.

Enoxaparin Sodium Injection

•                  In the first quarter of 2014, Momenta earned $4.8 million in product revenues from enoxaparin sodium injection based on Sandoz reported net sales of $47.5 million.

•                  Momenta continues to pursue the patent infringement case of Momenta Pharmaceuticals vs. Amphastar Pharmaceuticals, Inc., where the Federal Circuit ruled that Amphastar’s use of Momenta’s patented manufacturing method is protected by the Hatch Waxman “safe harbor.” In January 2014, Momenta appealed the District Court’s final judgment to the Federal Circuit.

Biosimilar and Potentially Interchangeable Biologics:

•                  Momenta continues to progress its biosimilars portfolio.  M923 and M834 are biosimilars for branded biologics indicated for certain autoimmune and inflammatory diseases.  M511 is a monoclonal antibody for oncology. Under its global biosimilar collaboration with Baxter, Momenta expects to achieve milestones in the second half of 2014 for products M923 and M834 with an aggregate value of $19 million.  Momenta and Baxter are pursuing a global regulatory strategy for M923 and expect to submit a clinical trial application towards the end of 2014, which would allow clinical initiation in Europe. For M834, the company expects to achieve a pre-defined development milestone in the second half of 2014.

•                  Baxter’s option to select up to three additional biosimilars to be included in the collaboration expires in February 2015.

•                  Momenta is continuing to develop M511, and may seek a new collaboration partner to assist in its development and commercialization.

Novel Drug:

M402 novel oncology candidate

•                  In the next several months, Momenta expects to complete the Part A dose escalation component of the Phase 1/2 trial evaluating M402 in combination with Abraxane® (nab-paclitaxel) and gemcitabine in patients with advanced metastatic pancreatic cancer, and to report clinical data from Part A in the second half of 2014.

•                  The company plans to initiate Part B of the study by the end of 2014. Part B will be a randomized, controlled study to evaluate the antitumor activity of M402 in combination with Abraxane plus gemcitabine, versus Abraxane plus gemcitabine alone.

Sialylation Technology Research

•                  In 2014, Momenta continues to advance its sialylation technology research program by seeking to identify an Fc-containing recombinant product candidate by the end of the year. The company is investigating opportunities to partner further development of a sialylated plasma-derived IVIG.

Other Research

•                  Momenta continues to seek and evaluate research collaborations to provide capabilities to broaden and accelerate its novel drug programs.

First Quarter 2014 Financial Results

Total revenues for the first quarter of 2014 were $10.8 million (including enoxaparin product revenue of $4.8 million), compared to $7.6 million (including enoxaparin product revenue of $5.4 million) for the same period in 2013.  Sandoz reported first quarter 2014 enoxaparin net sales of $47.5 million.

Collaborative research and development revenue for the first quarter of 2014 was $6.0 million, compared to $2.2 million in the same quarter last year. The increase in collaborative revenue between comparable periods is due to reimbursable M923 expenses.

Research and development expenses for the first quarter of 2014 were $26.7 million, compared to $22.3 million for the same period in 2013.  The increase of $4.4 million in research and development expenses from the first quarter of 2013 to the first quarter of 2014 resulted from an increase of $2.3 million in biosimilars process development and research costs, $1.1 million in facilities-related expenses, $0.6 million in personnel expenses associated with our headcount growth, and $0.4 million in laboratory supplies to support our programs.

General and administrative expenses for the quarter ended March 31, 2014, were $11.7 million, compared with $9.7 million for the same period in 2013. The increase in the first quarter of 2014 was primarily due to $0.9 million in increased professional fees due to intellectual property work related to our biosimilars and novel drugs programs, $0.8 million in personnel and stock-based compensation costs, and $0.3 million in facilities-related costs.

At March 31, 2014, Momenta had $223.9 million in cash, cash equivalents and marketable securities. This cash position excludes restricted cash of $20.7 million, of which $17.5 million is reserved as collateral for a security bond related to enoxaparin legal proceedings, and $3.2 million for letters of credit related to the company’s two leased facilities.

Financing

Momenta announced the establishment of an “At-The-Market” equity facility.  Pursuant to the facility, the company may offer and sell, from time to time, up to an aggregate of $75 million of its common stock.  The offering of the common stock will be made by Momenta pursuant to a shelf registration statement previously filed with the SEC.  The proceeds from this facility may be used to fund the development of the company’s follow-on biologics and novel drugs programs during the time that potential generic Copaxone-related cash flows are uncertain as a function of the Supreme Court patent review.

This press release is neither an offer nor a solicitation of an offer to buy or sell securities.

Financial Guidance

Today, Momenta updated its 2014 financial guidance: total operating expenses, excluding stock-based compensation and net of collaborative revenues, are expected to average $28 to $30 million per quarter. For 2014, Momenta is projecting that its net cash usage, excluding revenue from the potential launch of M356, will average approximately $28 million per quarter, with quarterly cash burn in the second half of 2014 partially offset by an expected $19 million from milestone payments earned under the Baxter collaboration.

Conference Call Information

Management will host a conference call and webcast today at 10:00 am ET to discuss these results and provide an update on the company. A live webcast of the conference call may be accessed on the “Investors” section of the company’s website, www.momentapharma.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through May 13, 2014.

To access the call you may also dial (877) 224-9084 (domestic) or (720) 545-0022 (international) prior to the scheduled conference call time and provide the access code 24579515. A replay of the call will be available approximately two hours after the conclusion of the call and will be accessible through May 13, 2014.  To access the replay, please dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and provide the access code 24579515.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex mixture drugs and is headquartered in Cambridge, MA. Momenta is applying its technology to the development of generic versions of complex drugs, biosimilar and potentially interchangeable biologics, and to the discovery and development of novel products

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, the Company’s revenue, expenses, including first quarter revenue as indicative of future enoxaparin revenue, potential approval and launch of M356, timing and expectations regarding litigation related to M356, anticipated achievement of development milestones, including milestones under the Baxter collaboration in 2014, cash usage and other results of operations, potential sales under the ATM and the use of proceeds therefrom, our expected product development and collaboration milestones, timing for clinical and non-clinical trial results, our plans for future research and development investment, and our other product development plans and expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the company’s Quarterly Report on Form 10-Q filed on May 6, 2014 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  Momenta is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2014	December 31, 2013
Assets
Cash and marketable securities	$223,948	$245,682
Accounts receivable	7,804	13,095
Restricted cash	20,719	20,719
Other assets	38,225	37,319
Total assets	$290,696	$316,815
Liabilities and Stockholders’ Equity
Current liabilities	$19,200	$21,942
Deferred revenue, net of current portion	22,830	24,024
Other long-term liabilities	915	1,012
Stockholders’ equity	247,751	269,837
Total liabilities and stockholders’ equity	$290,696	$316,815

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Comprehensive Loss

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
Collaboration revenues:
Product revenue	$4,812	$5,396
Research and development revenue	5,973	2,207
Total collaboration revenue	10,785	7,603

Operating expenses:
Research and development*	26,692	22,332
General and administrative*	11,717	9,716
Total operating expenses	38,409	32,048

Operating loss	(27,624)	(24,445)

Other income:
Interest income	200	269
Other income	62	60
Total other income	262	329

Net loss	$(27,362)	$(24,116)

Basic and diluted net loss per share	$(0.53)	$(0.48)

Weighted average shares used in computing basic and diluted net loss per share	51,356	50,635

Comprehensive loss:
Net loss	$(27,362)	$(24,116)
Net unrealized holding losses on available-for-sale marketable securities	(16)	(65)
Comprehensive loss	$(27,378)	$(24,181)

* Non-cash share-based compensation expense included in operating expenses is as follows:

Research and development	$1,545	$1,123
General and administrative	$1,906	$1,748

IR CONTACT:

Momenta Pharmaceuticals, Inc.

IR@momentapharma.com

MEDIA CONTACT:

Karen Sharma

MacDougall Biomedical Communications

1-781-235-3060

Momenta@macbiocom.com